Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 14, 2006 relating to the consolidated financial statements, consolidated financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Integrated Device Technology Inc., which appears in Integrated Device Technology Inc.’s Annual Report on Form 10-K for the year ended April 2, 2006.

/s/ PricewaterhouseCoopers LLP

San Jose, California

October 24, 2006